Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2022 Results

Mitchel Field, NY, March 10, 2022 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three- and nine-month periods of fiscal 2022, ended January 31, 2022, of $12.3 million and $38.1 million, respectively, compared to revenues of $11.7 million and $38.6 million, respectively, for the same periods of fiscal 2021, ended January 31, 2021. Operating loss for the third quarter of fiscal 2022 was $721,000 compared to $939,000 for the same period of fiscal 2021. Operating loss was $2.1M for the nine months ended January 31, 2022 compared to $1.1M for the same period of fiscal 2021. Net loss for the three months ended January 31, 2022 was $735,000 or ($0.08) per diluted share and for the nine months ended January 31, 2022 a net loss of $1.8 million or ($0.20) per diluted share, respectively, compared to a net loss of $800,000 or ($0.09) per share and $733,000 or ($0.08) per share, respectively, for the same periods of fiscal 2021.

FEI CEO, Stan Sloane commented, “Third quarter was challenging, particularly in our Zyfer operation, due to delays in bookings and the reduced revenue that resulted from that. We have not seen any competitive losses there, just delays, so we anticipate these bookings will still come in. We are taking advantage of the lull in production to transition manufacturing from California to our New York facility, which will have the compound effect of significantly reducing costs at Zyfer and reducing manufacturing overhead costs for Zyfer products that will be built in New York. This will result in benefits over the long run. In our New York operation, we were hit with a severe round of COVID related employee absences, which affected the quarter’s revenue and operating income. Despite the challenges, we saw an increase in revenue for the quarter compared to the first two quarters, as well as compared to Q3FY21. Bookings for the fiscal year are solid and well ahead of where we thought we’d be for the year and up about 30% in the New York segment and up 21% overall, from this point last year. Backlog is now up to $41.6m. Overall, book to bill ratio for the quarter was a healthy 1.27 for the company, but an even better 1.4 in core New York operation. As usual, we generated cash from operations, $4m for the year so far and cash & marketable securities currently stand at $22.2m, up $2.1m from year end FY21. We remain debt free.”

Fiscal Year 2022 Selected Financial Metrics and Other Items

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For the three months ended January 31, 2022, revenues from satellite payloads were approximately $7.5 million, or 62%, of consolidated revenues compared to $5.8 million, or 50%, for the prior year. For the nine months ended January 31, 2022, revenues from satellite payloads were approximately $20.9 million, or 55%, of consolidated revenues compared to $20.1 million, or 52%, for the prior year.

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For the three months, ended January 31, 2022, revenues for non-space U.S. Government/DOD customers were $4.3 million, or 35%, of consolidated revenues compared to $5.5 million, or 47%, for the prior year. For the nine months ended January 31, 2022, revenues for non-space U.S. Government/DOD customers were $14.9 million, or 39%, of consolidated revenues compared to $16.3 million, or 42%, for the prior year.

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For the three months ended January 31, 2022, revenues from other commercial and industrial sales accounted for approximately $405,000, or 3% of consolidated revenues compared to approximately $381,000, or 3%, for the prior year. For the nine months ended January 31, 2022, revenues from other commercial and industrial sales accounted for approximately $2.4 million, or 6%, of consolidated revenues compared to approximately $2.2 million, or 6%, for the prior year.

-	Net cash provided by operating activities for the nine months ended January 31, 2022 was $4.0 million compared to $9.3 million in the comparable prior fiscal 2021 period.

-	Backlog at January 31, 2022 was $41.6 million compared to $39.9 million at April 30, 2021.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, March 10, 2022, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 44831. Subsequent to that, the call can be accessed via a link available on the company’s website through June 9, 2022.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information:  Dr. Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000              WEBSITE: www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Revenues	$12,245	$11,672	$38,136	$38,612
Cost of Revenues	9,005	8,868	26,744	26,398
Gross Margin	3,240	2,804	11,392	12,214
Selling and Administrative	2,832	2,454	9,637	9,805
Research and Development	1,129	1,289	3,861	3,466
Operating Loss	(721)	(939)	(2,106)	(1,057)
Interest and Other, Net	(13)	151	296	361
Loss before Income Taxes	(734)	(788)	(1,810)	(696)
Provision for Income Taxes	1	12	3	37
Net Loss	$(735)	$(800)	$(1,813)	$(733)

Net loss per share:
Basic and diluted loss per share	$(0.08)	$(0.09)	$(0.20)	$(0.08)

Weighted Average Shares Outstanding
Basic and diluted	9,279	9,185	9,257	9,165

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	January 31, 2022	April 30, 2021
	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$22,243	$20,120
Accounts Receivable, net	6,834	5,515
Costs and Estimated Earnings in Excess of Billings, net	-	1,948
Inventories, net	19,710	19,661
Other Current Assets	1,605	1,435
Property, Plant & Equipment, net	9,174	9,612
Other Assets	12,501	17,952
Right-of-Use Assets – Operating Leases	9,149	9,773
	$81,216	$86,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Billings in Excess of Costs and Estimated Earnings, net	$3,115	$-
Lease Liability - current	1,739	1,715
Other Current Liabilities	5,587	5,678
Other Long-term Obligations	9,220	14,848
Operating Lease Liability – non-current	7,708	8,366
Stockholders’ Equity	53,847	55,409
	$81,216	$86,016